Exhibit 99.1

Seattle Genetics’ Stockholders Approve $41 Million Financing

Bothell, WA – July 2, 2003 – Seattle Genetics, Inc. (Nasdaq: SGEN) today announced that its stockholders approved a $41 million private placement transaction at a special meeting of stockholders held this morning. Subject to customary closing conditions, the company expects the transaction to be completed within five business days.

“This financing will increase Seattle Genetics’ cash and investment balance to over $70 million, enabling us to build long-term stockholder value by advancing our pipeline of antibody-based product candidates,” stated Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Most notably, we expect to move SGN-30 into a phase II clinical trial and to commence a phase I clinical trial of SGN-40. We will also continue to advance our phase II studies of SGN-15 and accelerate the development of SGN-35, an antibody-drug conjugate (ADC) that employs our next generation technology.”

Seattle Genetics announced in May that it had entered into a definitive purchase agreement for the sale of $41 million of convertible preferred stock and warrants to purchase common stock, subject to stockholder approval. J.P. Morgan Partners and Baker Brothers Investments are leading the private placement, with additional participation by Delphi Ventures, BA Venture Partners and T. Rowe Price Health Sciences Fund.

At the special meeting today, stockholders approved the private placement and authorized the issuance of 1,640,000 shares of Series A convertible preferred stock, which are convertible into 16.4 million shares of common stock, and the issuance of warrants to purchase 2,050,000 shares of common stock.

Final vote counts will be reported in Seattle Genetics’ Form 10-Q for the quarter ending September 30, 2003. Upon closing of the financing, Srinivas Akkaraju, M.D., Ph.D., Principal at J.P. Morgan Partners, and Felix Baker, Ph.D., Managing Partner at Baker Brothers Investments, will be appointed to the company’s Board of Directors, increasing the size of Seattle Genetics’ Board to nine members.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and three in preclinical development, SGN-40, SGN-35 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, completion of the private placement is subject to satisfaction of closing conditions. Also, statements regarding Seattle Genetics’ planned preclinical development and clinical trials are forward-looking, and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

Seattle Genetics Corporate Communications

(425) 527-4160

ppinkston@seagen.com